                                                            [Hood & Strong LLP Letterhead]        EXHIBIT23.1

Independent Auditors' Consent

THE BOARD OF DIRECTORS

LOGIC DEVICES, INC.

Sunnyvale, California

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated LOGIC Devices Incorporated 1998 Director Stock Incentive Plan of our report, dated November 6, 2002, appearing in the Annual Report (Form 10-K) of LOGIC Devices Incorporated for the years ended September 29, 2002 and September 30, 2001 and to all references to our firm included in or made a part of this Registration Statement.

/s/ Hood & Strong LLP

Menlo Park, California

September 29, 2003